Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Equity Incentive Plan, 2020 Employee Stock Purchase Plan, and 2010 Stock Plan of ContextLogic Inc. of our report dated August 28, 2020 (except for the second paragraph of Note 2, as to which the date is December 6, 2020), with respect to the consolidated financial statements of ContextLogic Inc. as of December 31, 2018 and 2019, and for each of the three years in the period ended December 31, 2019, included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-250531) and related Prospectus of ContextLogic Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

December 15, 2020